Exhibit 12


                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          SIX MONTHS ENDED JUNE 30,                  YEAR ENDED DECEMBER 31,
                          -------------------------  -------------------------------------------------------------
                                                     Adjusted  Adjusted
                             Adjusted    Actual      Pro Forma Pro Forma Actual   Actual   Actual   Actual   Actual
                               2000       2000         1999     1998      1999     1998     1997     1996     1995
                             --------- ---------      ------   ------    ------   ------   ------   ------   ------
Earnings:
   Net Income                     58    (36,465)      32,271   44,262   (94,842) 20,465   25,840   19,964   15,805
   Taxes                          35       (633)     (17,939)   5,973     5,328  13,224    5,279    1,207      505
   Fixed Charges              22,666     22,666       37,055   28,737    35,328   7,420    6,377    7,769    5,672
   Less Capitalized Interest
                             -------------------      ------------------------------------------------------------
      Total Earnings          22,759    (14,432)      51,387   78,972   (54,186) 41,109   37,496   28,940   21,982
                             -------------------      ------------------------------------------------------------

Fixed Charges:
   Interest Expense           14,908     14,908       20,611   14,736    20,328   4,153    3,995    5,730    3,806
   Guarantees of Other
     Party Obligations
     Applicable Portion
     of Rent Expense           7,758      7,758       16,444   14,001    15,000   3,267    2,382    2,039    1,866
                             -------------------      ------------------------------------------------------------
      Total Fixed Charges     22,666     22,666       37,055   28,737    35,328   7,420    6,377    7,769    5,672
                             -------------------      ------------------------------------------------------------

RATIO OF EARNINGS
TO FIXED CHARGES                1.00        --          1.39     2.75       --     5.54     5.88     3.73     3.88
                             ===================      ============================================================
